UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549

                                   FORM  12B-25
                           NOTIFICATION  OF  LATE  FILING

(CHECK  ONE):[X]FORM  10-K  [ ]FORM 20-F [ ]FORM 11-K [ ]FORM 10-Q [ ]FORM N-SAR

                      FOR  PERIOD  ENDED:   SEPTEMBER  30,  2005
                                          -----------------
                       [  ]  TRANSITION  REPORT  ON  FORM  10-K
                       [  ]  TRANSITION  REPORT  ON  FORM  20-F
                       [  ]  TRANSITION  REPORT  ON  FORM  11-K
                       [  ]  TRANSITION  REPORT  ON  FORM  10-Q
                       [  ]  TRANSITION  REPORT  ON  FORM  N-SAR
         FOR  THE  TRANSITION  PERIOD  ENDED:  ______________________________

  READ  INSTRUCTION  (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING  IN  THIS  FORM  SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED  ANY  INFORMATION  CONTAINED  HEREIN.

IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:
________________________________________________________________________
PART  I  -  REGISTRANT  INFORMATION

TRIMAX  CORPORATION
________________________________________________________________________
FULL  NAME  OF  REGISTRANT

________________________________________________________________________
FORMER  NAME  IF  APPLICABLE

2  LOMBARD  ST.,  SUITE  204
________________________________________________________________________
ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICES  (STREET  AND  NUMBER)

TORONTO,  ONTARIO,  CANADA                        M5C-1M1
________________________________________________________________________
CITY,  STATE  AND  ZIP  CODE

PART  II  -  RULES  12B-25  (B)  AND  (C)
IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25 (B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE)

          (A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;
          (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT ON FORM 10-K, FORM 20-F, 11-K, FORM N-SAR, OR PORTION THEREOF, WILL BE
[X] FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OF TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND
          (C) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.

PART  III  -  NARRATIVE
STATE BELOW IN REASONABLE DETAIL THE REASONS WHY THE FORM 10-K, 11-K, 10-Q, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF, COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED)

THERE HAS BEEN AN ABNORMAL DELAY IN OBTAINING INFORMATION TO COMPLETE THE COMPANY'S RECORDS FOR ITS YEAR ENDED SEPTEMBER 30, 2005. ALL PARTIES ARE
COMMITTED  TO  COMPLETING  THE  COMPANY'S  FILING  IN  AN  EXPEDIENT  FASHION.

                                        (ATTACH  EXTRA  SHEETS  IF  NEEDED)

SEC  1344  (8-89)

PART  IV  -  OTHER  INFORMATION
(1)     NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN REGARD TO THIS
NOTIFICATION.

DEREK  PEPLER                         (416)                      368-4060
________________________________  ______________________  ______________________
 (NAME)                              (AREA  CODE)          (TELEPHONE  NUMBER)

(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER) PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS) BEEN FILED? IF ANSWER IS NO, IDENTIFY REPORT(S). [ X ] YES [ ] NO


(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNING STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF? [ ] YES [X] NO

IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

                                 TRIMAX  CORPORATION
                          ---------------------------------
                  (NAME  OF  REGISTRANT  AS  SPECIFIED  IN  CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

DATE  DECEMBER  29,  2005   BY  DEREK  PEPLER,  PRESIDENT  AND  DIRECTOR
      -------------------       ------------------------------------------------

INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

                                    ATTENTION
    INTENTIONAL  MISSTATEMENTS  OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS  (SEE  18  U.S.  C.  1001).

                              GENERAL  INSTRUCTIONS

1. THIS FORM IS REQUIRED BY RULE 12B-25 (17 CFR 240.12B-25) OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

2. ONE SIGNED ORIGINAL AND FOUR CONFORMED COPIES OF THIS FORM AND AMENDMENTS THERETO MUST BE COMPLETED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, IN ACCORDANCE WITH RULE 0-3 OF THE GENERAL RULES AND REGULATIONS UNDER THE ACT. THE INFORMATION CONTAINED IN OR FILED WITH THE FORM WILL BE MADE A MATTER OF PUBLIC RECORD IN THE COMMISSION FILES.

3. A MANUALLY SIGNED COPY OF THE FORM AND AMENDMENTS THERETO SHALL BE FILED WITH EACH NATIONAL SECURITIES EXCHANGE ON WHICH ANY CLASS OF SECURITIES OF THE REGISTRANT IS REGISTERED.

4. AMENDMENTS TO THE NOTIFICATIONS MUST ALSO BE FILED ON FORM 12B-25 BUT NEED NOT RESTATE INFORMATION THAT HAS BEEN CORRECTLY FURNISHED. THE FORM SHALL BE CLEARLY IDENTIFIED AS AN AMENDED NOTIFICATION.

5. ELECTRONIC FILERS. THIS FORM SHALL NOT BE USED BY ELECTRONIC FILERS UNABLE TO TIMELY FILE A REPORT SOLELY DUE TO ELECTRONIC DIFFICULTIES. FILERS UNABLE TO SUBMIT A REPORT WITHIN THE TIME PERIOD PRESCRIBED DUE TO DIFFICULTIES IN ELECTRONIC FILING SHOULD COMPLY WITH EITHER RULE 201 OR RULE 202 OF REGULATION S-T OR APPLY FOR AN ADJUSTMENT IN FILING DATE PURSUANT TO RULE 13 (B) OF REGULATION S-T.